                                                                  Exhibit 10.19E

                               POLICY AGREEMENT
                               ----------------

established between

Kabel TV Wien
Studien-und Forschungsgesellschaft fur Kabelfernsehen
Gesellschaft mbH
(which shall abbreviate the name of its company to Kabel TV Wien Gesellschaft mbH)
Gunoldstrasse 14, 1199 Vienna
hereinafter abbreviated as "KTV", on the one hand, and


Osterreichische Philips Industrie Gesellschaft mbH
Triester Strasse 64, 1101 Vienna
hereinafter abbreviated as "Philips", on the other hand.


                                   Preamble

Basic commercial purpose of this agreement is the joint objective of offering the greatest possible number of radio and television network participants in the Vienna area a variety of programmes and to cable up the greatest possible portion of Vienna within the shortest possible period of time and to provide it with programmes.
The partners to the agreement shall realize the above objective with the cooperation of those active in business in Austria and in particular Vienna, as follows:




                                   Section I

                    Establishment of a working partnership


                            (S) 1 - Type of company


-----------------------

        .   Which for purposes of participation in the company to be established has founded BBK Breitbandkommunikationsanlagen Betriebsgesellschaft mbH, in which Osterreichische Philips Industrie Gesellschaft mbH is 100% shareholder.

(1) The working partnership shall be established in the form of a limited liability company according to the conditions of law covering limited liability companies dated March 6, 1906, Legal Statute page no. 58, in the version currently applicable, with the anticipated company

                Telekabel Fernsehnetz- Betriebsgesellschaft mbH

(hereinafter referred to in abbreviated form as "working partnership") and with its domicile in Vienna being established by, at the latest, December 31, 1997.

(2) The partners to the agreement agree at the present time that the type of company intended is to be either a limited liability company & Co. KG or a limited company. Nonetheless a requirement for the above is unanimous agreement. In terms of content, therefore, the mutual rights of parties shall not be compromised.

                           (S) 2 - Share proportions

(1) The working partnership is established with a joint stock of S 100 Million, one fourth of which is paid in cash at the time the company is established.


(2) KTV takes over a share of 5% of the joint stock of the working partnership.

(3) The remaining 95% of the joint stock shall be assumed by Osterreichische Philips Industrie Gesellschaft mbH or a company in which Osterreichische Philips Industrie Gesellschaft mbH is majority shareholder. Philips is authorized to enter its holdings in the company partially or entirely into a company in which it has direct or indirect majority holdings, or to withdraw these holdings. Similarly, KTV is authorized to partially or entirely enter into or remove its holdings to or from a company in which KTV itself or the City of Vienna has direct or indirect majority holdings. Should such a withdrawal take place, or in case of the takeover of the remaining 95% of the joint stock by a company in which Osterreichische Philips Industrie Gesellschaft mbH has majority holdings, KTV c.q. Philips shall assume, for the duration of the working partnership, all liability for the fulfilment of all company obligations occurring both in the context of this policy agreement as well as obligations associated with the withdrawn company share(s). Furthermore both companies assume at the present time the obligation, in case of withdrawal or bringing in of shares, to attach said rights and obligations to the new partners (legal successors).

(4) The partners anticipate increasing the joint stock of the working partnership, for insofar as the necessity for this should arise in the future; with regard to this, partners are authorized to take over the increase proportionate to their shares in the company. Should KTV not make use of its right to increase its share in the company, then Philips shall take over the entire increased amount, in which case nonetheless the rights of KTV in the company may not be compromised.

                         (S) 3 - Object of the company

(1) The object of the company is

      a) Establishing, operating, maintaining, and consolidating electronic communication systems (telecommunications systems); this includes the broad-band distribution of television and radio programmes and similar signals as well as the distribution of presentations of all forms in sound and image, in particular by means of or via a conductor, as well as the establishment of and the operation of technical systems which serve this purpose;

      b) Commerce with and leasing of, providing, installing and maintaining all of the systems necessary for the above, and all equipment including accessories and components; this does not affect the right of the subscriber to choose the type of receiving equipment he shall use;

      c) Participating in companies with similar objects as well as taking over and executing commercial management activities.

(2) The company is authorized with regard to all businesses and measures which may further its commercial objectives or which may be useful with regard thereto.

                       (S) 4 - Management of the Company

(1) Three managers shall be appointed who hold collective authority; of these 2 will be nominated by Philips, and the third manager by KTV, with this manager being chosen from among the KTV managers.

(2) The partners shall agree that the realm of responsibility of the manager nominated by KTV shall in particular be establishing fees and installing cables in various areas. This, however, shall not affect the decision-making authority or the collective areas of responsibility of the other managers.

(3)   The managers have the rights and obligations inherent in the GmbH.

(4) The managers shall agree that with regard to the management of the company, as far as necessary a set of standing orders shall be established in mutual consultation.

                           (S) 5 - Supervisory board

(1) The working partnership maintains a supervisory board consisting of at least 4 persons, of whom at present 1 is nominated by KTV and 5 by Philips. The supervisory board has at most 8 members nominated by the partners, with regard to which the same ratio of 1:3 is to be maintained. The term of the supervisory board is 3 years.

(2) The supervisory board holds the rights and obligations inherent in the GmbH. The chairman of the supervisory board is appointed by the partners.

                                  Section II

            Rights and obligations of the sections of the agreement

                            (S) 6 - Authorizations

(1) KTV shall do everything in its power to realize the necessary authorizations (in particular approvals from the postal and telegraph authorities for Vienna, southern Austria and Burgenland), as well as those in the context of legislative and contractual possibilities - to obtain the exclusive public network and routing rights both on land and structures belonging directly or indirectly to the City of Vienna or which are within its realm of influence.

     The network rights are comprised as follows:

     a) Leading and maintaining lines upon and beneath the ground, on and in existing buildings, and in the air;

     b) Installing and maintaining main stations, line support points, intersection and amplification units and other equipment;

     c) Introducing cable lines in cable stripes, buildings and other structures;

     d) Operating and maintaining the units specified under a) through c) above;

     e)  Equipment;

     all of these taking into consideration the documents provided by the federal government, by district and local authorities. It has been established between partners to the agreement that KTV need only process the overall permits; the implementation thereof shall be transferred by KTV to the company. Granting of network rights applies to the present and future situation and for the duration of the contract.

(2) KTV shall be responsible for dealing with copyright questions such that a relevant agreement can be established at a given time with the broadcasting and/or amplification companies etc. ("authorized parties"). For the establishment of such agreements KTV shall re-establish the agreement with KTV; it shall announce the results of negotiations with the authorized parties prior to closing the company. Should the Company not approve it is free to attend the new negotiations with the authorized parties. Should the Company then still not come to an agreement within 3 months after it meets, then KTV is authorized to establish the necessary agreements with the authorized parties. The objective of this procedure is to effect the most advantageous rate system possible in the circumstances.

     The Company shall collect the fees owed by the authorized parties from the participants. KTV is obligated to refrain from attaching any surcharges to the fees to be paid to the authorized parties. The partners to the agreement shall not hold one another liable with regard to complaints and\or losses. Philips shall see to it that the Company in any case compensates KTV for these fees; Philips shall provide the necessary means for this purpose to the Company.

(3) KTV is obligated to do everything in its power, within the internal relationships of the company, to make available all authorizations which are required for the fulfilment of the company's objectives, for the duration of the agreement, and in the context of legislative possibilities.

(4) KTV accepts the obligation not to reject the authorizations it has been granted with regard to the areas of cooperation with the Company; indeed it shall do everything in its power to uphold these authorities. KTV is nonetheless authorized to introduce the rights it has been granted into a successor company or a company in which a partner or KTV has majority holdings, in which the rights and obligations in the context of the agreement shall be linked to the Company.

(5) Should KTV fail to receive, or not retain, one or more of the above mentioned rights, then it must cooperate to see to it that the Company receives the authorization necessary for it to be able to exercise its activities. The partners to the agreement agree in this sense to see to it that the Company receives said authorization in any case if such authorization is also required by KTV. The conditions in Clause 4 apply accordingly. No changes result with regard to the reciprocal rights and obligations in the context of this agreement.

(6) If in agreement areas outside the city of Vienna KTV or the Company indeed acquire the necessary authorization but the partner at that time does not acquire them, then the partner who has acquired the authorization may pursue his interests with regard to the regions in question outside the context of this agreement.

(7) KTV shall expend efforts to acquire the permission of the City of Vienna, with regard to antenna systems already the property of the city of Vienna, or associated legal entities, to link these to those of the working partnership so as to form antenna units such that the participants pay their participation fees to the working partnership.

(8) KTV states its preparedness to refrain from conferring similar authorization upon any other physical or legal entity than stipulated in this clause, with the limitation that applicable legislative conditions are adhered to. KTV shall become involved neither indirectly nor directly in a company which wishes to provide the same or similar service in Vienna, even if only in a particular region. KTV shall execute all relevant activities solely in conjunction with the Company, for insofar as this shall concern the working partnership's objectives.

                               (S) 7 - Execution

(1) The partners to the agreement agree that work on the construction of the network in Vienna shall commence without delay, as soon as KTV or if necessary the working partnership, shall have acquired the above mentioned permission from the postal and telegraph authorities. Philips states on behalf of the Company that it shall commence planning activities immediately after the establishment of the agreement at hand.

(2) The partners to the agreement further agree that as soon as the agreements to be established between the company and the participants have been completed, the authorization associated with the supply of the programme for KTV shall be allocated. The company must provide the technical facilities for the participants. So that the company is able to fulfil this objective, it shall be granted power of attorney by KTV and be obligated, in the context of the rights assigned KTV and in the context of the specifications of objectives ((S) 8), to commence the technical executory work for the establishment, operation, and maintenance of the systems.

(3) Philips shall see to it that the company can optimally perform its operating tasks. This includes an appropriate advertising campaign and taking over marketing activities. These activities must be commenced by at the latest the date of commissioning of the trial unit.

                              (S) 8 - Objectives

(1) The objective of the partners to the agreement is to establish, within a time limit of 7 years after the acquisition of the first permits from the postal and telegram authorities, the connection facilities for approximately 450,000 participants in the Viennese core area. The Viennese core area is shown on the appended density map (Appendix 1) which comprises an integral part of this policy agreement.

(2) In the realization of this objective, parties should proceed according to responsible commercial practice in the context of the technical, economic, financial and legal possibilities, whereby the condition for the realization of the specified objectives shall be a quantity of actual participants which is sufficient for economic success.

(3) Philips shall proceed with the same amount of care to provide the financial means and to see to it that the company is provided with the technical tools it requires so that the realization of the objectives with regard to the laying of cables may take place as follows:

      . by the end of 1979 the technical connection facilities for 65,000 participants are to be available;

      . by the middle of 1980, on the basis of investigations the percentage of participants is to be specified who shall actually be connected to the cable network. Should this percentage be at the anticipated levels of approximately 50% of all Viennese households with televisions, then within the total time span of 7 years commencing at the granting of the first permit from the Austrian postal and telegraph authorities each year the technical connection facilities for at least 65,000 more participants must be acquired

      These figures include each participant who is connected in accordance with
      (S) 6 Clause 7. Should the necessary initial permits from the postal and telegraph authorities not be obtained until after June 1978, then the time schedule must be adjusted accordingly.

(4) Philips accepts the obligation to compensate KTV at its request for the costs of the acquisition, establishment and maintenance of the technical systems required for the supplying of the programme of Patscherkofel or Gaisberg for a main station of KTV in Vienna (target areas including the technical equipment of this main station), to their full value (at the most, though, S 75 million), but with the deduction of a 20% personal profit, for the transfer of these systems. This obligation also applies under the condition that KTV, on the basis of an obligation specified by the postal and telegraph authorities, after the conclusion of a certain period of time, must relinquish its ownership rights to these systems without the right to any compensation for loss.

     Should KTV offer these systems at a favourable price to a third party, or should the postal and telegraph authorities withdraw against payment, Philips shall compensate for the difference.

     The conditions of Clause 4 apply only in such cases as by June 30, 1980 it shall have become clear that the objectives in terms of an economically representative connection level cannot be realized.

(5) In the course of the contract period it shall be the goal of both agreement partners to make it possible for the working partnership to place cables in the largest possible area of the City of Vienna.

                            (S) 9 - Programme level

(1) The KTV is obligated to make available, except for secondary supply lines, in the contract area of the Vienna area, all programmes to which it has access in the context of its legal possibilities.

(2) Philips is obligated to see to it that the working partnership c.q. its legal successors in Vienna obtains its programmes solely from KTV and its legal successors, and that it/they supply(ies) the reception equipment during that period in total and without any changes in supply to the systems.

(3) Philips accepts the obligation with regard to itself, its legal successors, and with regard to any company in which it has or shall have holdings, to have cabling laid in Vienna soley by the company or a successor company to be established soley by itself.

(4) Philips accepts the obligation with regard to itself, its legal successors and with regard to any company in which it has or shall have holdings, to refrain from producing any programmes for Vienna or supplying any programmes other than those of KTV.

(5) The above obligations may be limited only by means of conditions placed by the authorities or by means of regulations.

(6)  The following step-by-step programme development is planned:

     a) In 1978 as a trial operation in accordance with the availability of the necessary directional radio facilities:

           aa)   Television programmes

                 -     2 ORF programmes
                 - plus alternating with ARD's programmes, with ZBF, and in any case BayRF.

           ab)   Short-wave programmes

                 -     4 ORF programmes

     b) Commencing in the mid-1980's, in accordance with the availability of technical facilities;

           ba)   Television programmes:

                 -     2 ORF programmes
                 -     ARD programmes
                 -     ZDF programmes
                 -     Television programmes BayRF
                 -     SRG (German-language programme)
                 - 1 English-language programme (as soon as the technical, financial, and legal conditions have been met)

           bb)   Short wave programmes:

                 -     4 ORF programmes
                 -     3-4 German-language programmes
                 -     other programmes

           bc) The supply of any other programmes to which KTV has access, in each case bearing in mind the legal conditions.

(7) KTV reserves the right to make programme changes, however it is obligated in the final phase (anticipated around the mid-1980's) to have at least 4 television programmes (excluding the ORF programme which is directly received from the air and directly stored by the company), including 3 from the Federal Republic of Germany, according to the availability of technical, economic, and legal possibilities. KTV shall also strive to keep in mind the programme wishes of Philips c.q. the working partnership for insofar as these are economically, financially, technically, and legally feasible, and as long as they are not in conflict with any public interests.

                               (S) 10 - KTV fees

(1) KTV shall determine, for all services established in consultation with the company, a suitable fee, which is to be invoiced for each year on the basis of each participant connected to the cable network.

(2) KTV's right to charge a fee is independent from the commencement of the payments of the connected participants; the liability of the working partnership to pay fees to KTV corresponds with the period during which the connected participants owe their payments to the working partnership, bearing in mind a grace period of 7 days.

(3) The KTV shall in each case establish the fee amounts according to mutually established basic precepts such that the level of the fee shall cover the total expenses of KTV, as well as guaranteeing that liquidity can be maintained in terms of the paying off of outside financing. In addition, when the fee is calculated an interest charge on the invested equity capital must be considered.

(4) The management of KTV is obligated to manage the company in an economical manner.

(5) The fee established by KTV may be increased at its demand at such times and in percentages proportionate to the postal fees to be paid by KTV. In addition, at KTV's request, the fee it establishes may be increased at times and in percentages proportionate to the increasing fees paid by participants, for insofar as such increases cannot be traced back to increases in KTV fees according to the above clause 1 of this section.

(6) In addition to the fee referred to above, the company shall compensate KTV in the sense of (S) 6 (2) for all expenses it may incur for the extension and maintenance of copyright c.q. operating rights of all types in connection with the programme preparation.

(7) KTV and Philips plan to keep all applicable copyright costs as low as possible, in the interest of maintaining a favourable level of fees for the participants.

Before establishing copyright agreements KTV shall establish an agreement with the company such that the company shall be free to establish the most favourable negotiating position possible, and shall participate in said negotiations. If, nonetheless, within three months after its joining no better negotiating results prove to have been realized, then KTV is authorized to establish the necessary agreements with the copyright holders.

(8) All users' fees associated with the operation of the cable network (antenna systems) shall be replaced by the working partnership for KTV and shall represent a factor in the calculation of rates ((S) 11).

(9) Philips is obligated to see to it that the working partnership pays all fees established in sections (1) through (5), as well as those in sections
      (6) through (8) to KTV.

(10) KTV is authorized for purposes of adjustment control to make the necessary inspections of the contracts established with the working partnership as well as the fees which participants are charged.

The working partnership is obligated to inform KTV of the last applicable connection count as well as the amount of the last applicable participation fees.

                           (S) 11 - Subscriber rates


In consideration of the tremendous capital requirements and expenditures, the rates which subscribers are to pay the Company shall be calculated in accordance with economic considerations; that is to say that these fees must cover the costs which are incurred when the business is run in an economical manner plus allowing for reserves for payable copyright fees plus the costs of facilitating and guaranteeing financing so as to result in a reasonable profit. The Company shall calculate and establish the fees. Once a year the management shall consult concerning the basic premises of establishing fees. Should the management of the Company establish the profit at more than 10% of turnover, then fee calculations may be done only with the agreement of all partners.


                       (S) 12 - Allocation of contracts

The partners agree that the allocation of contracts should be where possible to local and regional companies bearing in mind the competitive level of their offers in terms of quality, price, ability to deliver, etc. and, as far as this is economically feasible, in the context of invitations to tender. Should this type of coverage not be possible in a regional context, then the company shall proceed to a similar invitation to tender within the country.

                           (S) 13 - Network capacity

Philips shall see to it that the working partnership is able to establish the technical facilities for the transfer of 18 television and 14 radio programmes as well as for the possible later establishment and operation of 2 narrow-band return channels. In addition Philips shall see to it that the working partnership obtains the equipment necessary for it to fulfil its objectives such that the establishment and maintenance of the cable network is guaranteed. The specified systems and the reception and broadcasting units utilized within them must in their layout and functionality meet the recognized regulations of technology applicable at the time at which their antenna systems are constructed.


                                  Section III

                             Financial conditions


                         (S) 14 - Raising the capital

(1) The agreement partners agree that the working partnership shall have a joint stock.

     of S 100 Million at its disposal, in which the collection of this capital shall take place in a step by step manner. 95% of this shall be raised by Philips, 5% by KTV, either directly or by way of its partners. The remaining financial means shall be raised according to the discretion of the company management and as per economic considerations.

(2) Philips shall be responsible for acting in a proper commercial manner, that is to say in the context of all applicable technical, economic, legal and financial possibilities it must guarantee the provision of the necessary financial means in such a way that the necessary means are available beyond the joint stock of S 100 Million which is required to fulfil the economic purpose of the company and to fulfil its basic premises.

                        (S) 15 - Distribution of profit

(1) Of the annual profit calculated on the basis of commercial premises after taxes, a 2% interest over the interest rate on joint stock for long-term bank loans is to be deducted. The remaining portion of the returns may be considered to be residual profit.

(2) Of this residual profit KTV shall receive the following progressive preferred profit percentage depending on the level of the residual profit:

          From part of residual profit    Preferred profit percentage
          0       -       5 Million S                 2%
          5       -       10   "                      4%
          10      -       15   "                      7%
          15      -       20   "                      10%
          20      -       25   "                      13%
          25      -       30   "                      16%
          30      -       35   "                      20%
          35      -       40   "                      25%
          40      -       45   "                      30%
          45      -       50   "                      35%
          Over 50              "                      40%

The amounts listed under "from part of residual profit" change according to the consumer price index 1976 with the base month being December 1977, or according to a substitute Index c.q. comparable value criterion.

(3) After the deduction of this preferential profit percentage the partners receive, when profit is distributed, their share in relation to their capital investments.

(4) Should the management also install cables outside of Vienna in the context of an agreement, a separate plan must be established for the distribution of profit.

                              S e c t i o n  IV

                               Final conditions

                           (S) 16 - Legal succession

This agreement also applies with regard to any legal successor(s) who may partially or entirely take over the relevant shares in the working partnership.

          (S) 17 - Duration of the policy agreement and the working partnership

(1) This agreement and all rights and obligations stemming herefrom apply for the duration of the existence of the working partnership or a secondary company to be established by the partners.

(2)  The working partnership is established for an unspecified period of time.

It may be terminated at the earliest at the end of its 30th year of operation with a 2-year notice period being applicable. Should such notice not take place the agreement shall be tacitly extended in each case by 15 years.

Taking into consideration the conditions in (S) 8 above, a premature termination of the partnership agreement - with the same notice period applying
- to the end of an operating year and for the first time after the establishment of 200,000 connections - is possible only if a partner to the agreement is unable to fulfil the obligations with which he is charged.

A termination results in the liquidation of the working partnership. The remaining partners, who have not given notice, are nonetheless authorized to continue the company if they take over the shares in the working partnership from the partner giving notice in proportion to their established shares at a departure price which reflects the value of a share in the company to be established by one or more experts appointed in joint consultation by partners on the assumption that the working partnership shall continue.

                         (S) 18 - Joint basic precepts

(1) The partners to the agreement agree that basic questions of company management - except for those of its own bodies - are to be answered by the partners to the agreement in the context of this agreement. Philips is aware that KTV has a significant interest in the establishment of fees and the nature of the execution of the placement of cables; all of these in the context of the basic precept that the participants can receive the programmes delivered by KTV at the most favourable fee rate and at the earliest possible time.

(2) The partners to the agreement assume the obligation to fulfil these basic precepts in such a manner that the partnership rights are experienced directly and relevant to the agreed upon basic precepts by the working partnership c.q. its successor company.

(3) Should no agreement be reached by management in terms of the establishment of fees, then Philips states its preparedness to make available all documents on the basis of which this decision is based to KTV for its perusal, so that KTV may evaluate the reasons for the non-fulfilment of its basic precepts established on behalf of the participants. The knowledge and insights thereby obtained are to be kept confidential.

                               (S) 19 - Control

The partners to the agreement are authorized to inspect the working partnership's records at any time and to obtain all relevant information from the management.

                       (S) 20 - Changes in the agreement

(1) The partners to the agreement agree to meet to discuss questions concerning the policy agreement at the request of one of their members, within 8 days of such request.

(2) Changes in this policy agreement require the agreement of partners and must be in writing.


                   (S) 21 - Interpretation of the agreement

(1) The partnership agreement of the working partnership as well as the agreement already made between KTV and the working partnership form an integral part of this basic policy agreement.

(2) In case of disputes or differences in interpretation, the text of the basic policy agreement shall prevail over the remaining agreements.

                           (S) 22 - Legal conditions

(1)  The laws of Austria apply to this agreement.

(2) This agreement is prepared in duplicate, and each partner to the agreement receives one copy.

(3) With regard to all disputes stemming from this basic policy agreement, the jurisdiction of the objectively responsible Court in Vienna is agreed upon.

Kabel TV Wien                                   Osterreichische Philips
Studien- und Forschungs-                        Industrie Gesellschaft
gesellschaft fur Kabelfern-                     mbH
sehen Gesellschaft mbH

                           Vienna, November 30, 1977

Kabel TV Wien                                 Osterreichische Philips
                                              Industrie Gesellschaft
                                              GmbH

Cable-Networks Austria
Holding BV



Vienna, June 28, 1995






============================================================================
Amsterdam, the Netherlands
For true translation

/s/ J. Barnett-Hoft        [Seal of Amsterdam District Court]

J Barnett-Hoft
Sworn translator
Amsterdam District Court

(C)TRANSLATED
AMSTELVEEN TRANSLATION AGENCY
HOLLAND TEL. 020 - 845 66 10

[LETTERHEAD OF OSTERREICHISCHE PHILIPS INDUSTRIE APPEARS HERE]

To
KABEL-TV WIEN
Gesellschaft mbH

Gunoldstrasse 14/IPZ
1199 W I E N

Dr. StE/ha-7577

Telekabel Wien GmbH      1659      Wien, 1987 11 30
Dividend guarantee

Dear sirs,

With reference to the above mentioned matter we should like to inform you that we have exercised, together with our subsidiary Telekable Wien, a sales and advertising tax entity. In addition we shall exercise, together with our subsidiary Telekabel Wien, effective January 1, 1987, a profit limiting agreement, such that commencing on that date a full profit-making entity with regard to taxation shall exist between the two companies.

In the context of the above we are prepared to issue to you, commencing in the 1987 business year, effective therefore as of January 1, 1987 for the duration of the existence of this full entity, a guaranteed dividend for compensation of your profit share rights. We propose that this dividend guarantee by realized in this form, whereby we increase the percentage specified in (S) 15 Clause 1 of the policy agreement dated November 30, 1987 of 2% to 3% and invalidate the conditions of (S) 15 Clauses 2-4 of the specified policy agreement for the duration of the existence of said full tax entity.

We would like to ask you to sign the appended copy as evidence of your approval and remain,

Yours sincerely,

OSTERREICHISCHE PHILIPS INDUSTRIE
Gesellschaft mbH
T. Ettel/              H. Hock/


1 copy

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Amsterdam, the Netherlands,   [SEAL APPEARS HERE]
For true translation;


J. Barnett-Hoft
Sworn translator
Amsterdam District Court

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